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EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88581, Form S-8 No. 333-95029, Form S-8 No. 333-40204 and Form S-8 No. 333-121188), of Overseas Shipholding Group, Inc. of our reports dated February 22, 2007 with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. and subsidiaries, and Overseas Shipholding Group, Inc. management's assessment of the effectiveness of internal control over financial reporting of Overseas Shipholding Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

New York, New York
February 27, 2007

2006 Annual Report

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM